Exhibit 99.3

News release

Avantor® Announces Preliminary Second Quarter 2020 Unaudited Revenue

RADNOR, Pa., July 07, 2020 /PRNewswire/ — Avantor, Inc. (NYSE: AVTR), a leading global provider of mission critical products and services to customers in the life sciences and advanced technologies & applied materials industries, provided preliminary unaudited revenue estimates for the quarter ended June 30, 2020 in conjunction with a separately announced proposed offering of debt securities. Avantor also plans to increase its revolving credit facility and extend its maturity date.

Preliminary Second Quarter 2020 Unaudited Revenue

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Second quarter 2020 unaudited revenue is expected to be in the range of $1.48 billion to $1.49 billion, as compared to $1.53 billion in the comparable prior period of fiscal 2019, resulting in an estimated organic revenue decline of 2% to 3%.

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Estimated second quarter 2020 revenue was driven by COVID-19 related weakness in the Education, Healthcare and Advanced Technologies & Applied Materials end markets, offset by continued Biopharma strength.

“Our preliminary revenue results demonstrate the resiliency of our differentiated business model and strong execution in a challenging business environment,” said Michael Stubblefield, CEO and President of Avantor. “We look forward to sharing our full financial results and anticipated enhancements to our capital structure at our second quarter earnings release call scheduled for July 29, 2020.”

The estimated fiscal 2020 second quarter revenue results are preliminary, unaudited and subject to completion, reflect management’s current views and may change as a result of management’s review of results and other factors. Such preliminary results for the fiscal 2020 second quarter are subject to the finalization and closing of our accounting books and records (which have yet to be performed), and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with accounting principles generally accepted in the U.S. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary results.

Revolving Credit Facility

Concurrently with the separately announced proposed offering of debt securities, we intend to (i) increase availability under our revolving credit facility to $515.00 million and (ii) extend the maturity date of the revolving credit facility to July 2025. There can be no assurance that such increases or amendments to our revolving credit facility will be implemented on the terms proposed, or at all.

About Avantor

Avantor®, a Fortune 500 company, is a leading global provider of mission-critical products and services to customers in the biopharma, healthcare, education & government, and advanced technologies & applied materials industries. Our portfolio is used in virtually every stage of the most important research, development and production activities in the industries we serve. One of our greatest strengths comes from having a global infrastructure that is strategically located to support the needs of our customers. Our global footprint enables us to serve more than 225,000 customer locations and gives us extensive access to research laboratories and scientists in more than 180 countries. We set science in motion to create a better world.

Media Contact

Allison Hosak

Senior Vice President, Global Communications

Avantor

908-329-7281

Allison.Hosak@Avantorsciences.com

Investor Relations Contact

Tommy J. Thomas, CPA

Vice President, Investor Relations

Avantor

781-375-8051

Tommy.Thomas@Avantorsciences.com

SOURCE Avantor and Financial News

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